Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

COMMERCE DEVELOPMENT CORPORATION, LTD.

Commerce Development Corporation, Ltd. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST:  That the Board of Directors of the Corporation, by the unanimous written consent of its members, filed with the minutes of the Board of Directors, adopted resolutions proposing and declaring advisable the following amendments to the Certificate of Incorporation of the Corporation:

RESOLVED, that the Certificate of Incorporation of the Corporation be amended by changing Section 1 thereof so that, as amended, said Section 1 shall be and read in its entirety:

The name of the Corporation is MMA Media Inc. (the “Corporation”).

FURTHER RESOLVED, that the Certificate of Incorporation of the Corporation be amended by changing Section 4 thereof so that, as amended, said Section 4 shall be and read in its entirety:

4.1.  Authorized Shares.  The total number of shares of capital stock which the Corporation shall have authority to issue is one hundred million (100,000,000) shares of common stock, $0.001 par value per share (“Common Stock”), and fifty million (50,000,000) shares of preferred stock, $0.001 par value per share (“Preferred Stock”).

A.                      Preferred Stock.  The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the DGCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

B.                       Common Stock.  Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

C.                       Stock Split.  At the Effective Date (as defined in Paragraph Fourth of the Certificate of Amendment) every one (1) issued and outstanding share of Common Stock of the Corporation shall be and hereby is automatically split, subdivided and reclassified as forty (40) shares of Common Stock of the Corporation (the “Forward Stock Split”) without any action on the part of the respective holders thereof. The Corporation’s transfer agent shall deliver to the Stockholders certificates representing the split, subdivided and reclassified shares of Common Stock of the Corporation beginning on June 7, 2007 (the “Payment Date”).

SECOND:  That in lieu of a meeting and vote of stockholders, stockholders representing a majority of the shares issued and outstanding and entitled to vote on the amendments have given written consent to said amendments in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware and written notice of the adoption of the amendments has been given as provided in Section 228 of the General Corporation Law of the State of Delaware to every stockholder entitled to such notice.

THIRD:  That the aforesaid amendments were duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

FOURTH:  That this Certificate of Amendment of the Certificate of Incorporation shall be effective on June 5, 2007 (the “Effective Date”).

IN WITNESS WHEREOF, Commerce Development Corporation, Ltd. has caused this certificate to be signed by Michael Kurdziel, its Chief Executive Officer, this 21st day of May, 2007.

COMMERCE DEVELOPMENT CORPORATION, LTD.

/s/ Michael Kurdziel
By:	Michael Kurdziel
Its:	Chief Executive Officer